Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of

May 18, 2010

Among

CHART INDUSTRIES, INC.

CHART INDUSTRIES LUXEMBOURG S.À R.L.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

RBS CITIZENS, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION and WELLS

FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

BANK OF AMERICA, N.A.

as Documentation Agent

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

i

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Mortgage
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Term Note
Exhibit I	List of Closing Documents

Schedule 1.01(a)	Mandatory Cost
Schedule 1.01(b)	Certain Subsidiaries
Schedule 2.01	Commitments

Schedule 2.05	Existing Letters of Credit
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(e)	Condemnation Proceedings
Schedule 3.07(g)	Subsidiaries
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.17(a)	Owned Real Property
Schedule 3.17(b)	Leased Real Property
Schedule 3.19	Labor Matters
Schedule 3.20	Insurance
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

CREDIT AGREEMENT dated as of May 18, 2010 (this “Agreement”), among CHART INDUSTRIES, INC., a Delaware corporation, CHART INDUSTRIES LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, with a share capital amounting to EUR 795,550.00, having its registered office at 19, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 148.907, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent, RBS CITIZENS, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION as Co-Syndication Agents and BANK OF AMERICA, N.A. as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” shall mean JPMorgan (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” shall mean (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Japanese Yen, and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders.

“Agreed Security Principles” shall mean any grant of a Lien or provision of a guarantee by any Person that could:

(a) result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims or any other law or regulation (or analogous restriction) of the jurisdiction of organization of such Person;

(b) result in any risk to the officers of such Person of contravention of their fiduciary duties and/or of civil or criminal liability;

(c) result in costs (tax, administrative or otherwise) that are materially disproportionate to the benefit obtained by the beneficiaries of such Lien and/or guarantee;

(d) result in a breach of a material agreement binding on such Person that may not be amended or otherwise modified using commercially reasonable efforts to avoid such breach; or

(e) result in a Lien being granted over assets, the acquisition of which was financed from a subsidy or payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” shall mean, for any day with respect to any Eurocurrency Loan that is a Revolving Facility Loan or Term Loan and any ABR Loan that is a Revolving Facility Loan or Term Loan, and with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 0.25 to 1.00	2.00%	1.00%	0.300%
Category 2:	≥ 0.25 to 1.00 but < 0.50 to 1.00	2.25%	1.25%	0.325%
Category 3:	≥ 0.50 to 1.00 but < 1.00 to 1.00	2.50%	1.50%	0.350%

Category 4:	≥ 1.00 to 1.00 but < 1.50 to 1.00	2.75%	1.75%	0.375%
Category 5:	≥ 1.50 to 1.00 but < 2.25 to 1.00	3.00%	2.00%	0.425%
Category 6:	≥ 2.25 to 1.00 but < 2.75 to 1.00	3.25%	2.25%	0.450%
Category 7:	≥ 2.75 to 1.00	3.50%	2.50%	0.500%

For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the consolidated financial information of the Company and its Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the Trigger Date, the Leverage Ratio shall be deemed to be in Category 4 (unless such consolidated financial information demonstrates that Category 5, 6 or 7 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period); provided further that the Leverage Ratio shall be deemed to be in Category 7 at the option of the Administrative Agent or the Required Lenders, at any time during which the Company fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Applicable Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Facility Loans, Revolving L/C Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Facility Commitment and the denominator of which is the aggregate Revolving Facility Commitments of all Revolving Facility Lenders (if the Revolving Facility Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.23 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Facility Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds U.S.$10.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Company or any Subsidiary to any Person other than the Company or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed U.S.$10.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Company (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the earlier of the Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings, and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Banking Services” shall mean each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall mean the Company and the Foreign Borrower.

“Borrowing” shall mean (a) Revolving Facility Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Minimum” shall mean (a) in the case of any Borrowing other than a Swingline Borrowing (i) denominated in Dollars, U.S.$1.0 million and (ii) denominated in any Foreign Currency, 1,000,000 units of such currency and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Multiple” shall mean (a) in the case of any Borrowing other than a Swingline Borrowing (i) denominated in Dollars, U.S.$1.0 million and (ii) denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 1,000,000 units of such currency and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or L/C Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Calculation Period” shall mean, as of any date of determination, the period of four (4) consecutive fiscal quarters ending on such date or, if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter of the Company most recently ended prior to such date.

“Capital Expenditures” shall mean, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person; provided, however, that Capital Expenditures for the Company and its Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of the Borrower after the Closing Date or with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and the Subsidiaries within twelve (12) months of receipt of such proceeds,

(c) interest capitalized in accordance with GAAP during such period,

(d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Company or any Subsidiary) and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(e) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Company or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Company and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing.

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of the Foreign Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean May 18, 2010, and “Closing” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit E, among the Company, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received from the Company and each Subsidiary Loan Party a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person;

(b) on the Closing Date, the Administrative Agent shall have received a pledge over all the issued and outstanding Equity Interests of (i) each Subsidiary Loan Party directly owned on the Closing Date by any Domestic Loan Party, and (ii) each other Material Subsidiary directly owned on the Closing Date by any Domestic Loan Party, provided, that (x) with respect to the Foreign Borrower, the Administrative Agent shall have received a pledge over all the issued and outstanding Equity Interests of the Foreign Borrower on or before the date that is thirty (30) days after the Closing Date and (y) with respect to any Material Subsidiary subject to this clause (ii) which is a Foreign Subsidiary, the Administrative Agent shall have received a pledge over all the issued and outstanding Equity Interests of such Foreign Subsidiary on or before the date that is one hundred twenty (120) days after the Closing Date, except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.22; and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(d) after the Closing Date and within the time period set forth in Section 5.10(c), all the outstanding Equity Interests directly owned by a Domestic Loan Party of any Person that becomes (i) a Subsidiary Loan Party or (ii) a Material Subsidiary after the Closing Date, shall have been pledged pursuant to the Collateral Agreement, as applicable to the extent permitted under Section 9.22, and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a pledge over such Equity Interests;

(e) all Indebtedness of the Company and each Subsidiary having an aggregate principal amount in excess of U.S.$10.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries) that is owing to any Domestic Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) each Domestic Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder; and

(h) the Administrative Agent shall receive from the applicable Domestic Loan Parties the following documents and instruments relating to Material Real Property located in the United States that constitutes Collateral on the dates specified below:

(i) with respect to each Material Real Property located in the United States, within ninety (90) days following the Closing Date, in the case of such Material Real Property, and on the date specified in Section 5.10, in the case of such after-acquired Material Real Property, a Mortgage duly authorized and executed, in form for recording in the recording office of each jurisdiction where such Material Real Property or such after-acquired Material Real Property to be encumbered thereby is situated, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Material Real Property or such after-acquired Material Real Property, as the case may be, subject to no Liens other than Prior Liens and Permitted Encumbrances applicable to such Material Real Property or such after-acquired Material Real Property, as the case may be;

(ii) within ninety (90) days following the Closing Date, with respect to each Material Real Property located in the United States, policies or certificates of insurance of the type required by Section 5.02;

(iii) within ninety (90) days following the Closing Date (to the extent not already provided at the Closing Date), with respect to each Material Real Property located in the United States, UCC, judgment and tax Lien searches (in each case to the extent the same exists in the relevant jurisdiction) in form and substance satisfactory to Administrative Agent;

(iv) within ninety (90) days following the Closing Date, evidence reasonably acceptable to Administrative Agent of payment by Company of all title insurance premiums, search and examination charges, mortgage, filing and recording taxes, fees and related charges required for the recording of the Mortgages and issuance of the loan title insurance policies referred to in clause (v) below;

(v) within ninety (90) days following the Closing Date, with respect to each Material Real Property located in the United States, a fully paid loan policy of title insurance (or marked up commitment having the same effect of a loan title insurance policy) or a binding commitment from the Title Company to issue such loan title insurance each in the form approved by the Administrative Agent insuring the Lien of the Mortgage encumbering such Material Real Property as a valid first priority Lien (subject to this paragraph (h)) on the Material Real Property and fixtures described therein. Each loan policy of title insurance (or marked up commitment having the same effect of a loan title insurance policy) shall be in an amount reasonably satisfactory to the Administrative Agent and shall (a) be issued by the Title Company, (b) include such coinsurance and reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Administrative Agent and available in such jurisdictions, (c) have been supplemented by such endorsements or affirmative insurance as shall be reasonably requested by Administrative Agent and shall be available in the applicable jurisdiction at commercially reasonable rates (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning (or PZR report), revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, road access and so-called comprehensive coverage over covenants and restrictions), (d) include such affidavits and instruments of indemnifications by Company and the applicable Subsidiary as shall be reasonably required to induce the Title Company to issue the loan policy or policies (or commitment) and endorsements contemplated in this paragraph and (e) contain no exceptions to title other than exceptions for Prior Liens, Permitted Encumbrances and other exceptions reasonably acceptable to Administrative Agent. With respect to the legal descriptions attached to the Mortgages encumbering the Material Real Properties insured by the loan policies of title insurance described by this clause (v), in the event the Administrative Agent determines that any Mortgage does not include all of the real property which is owned by Company or a Material Subsidiary at that particular site, then upon written notice of the Administrative Agent, Company or its Material Subsidiary shall execute and deliver (at the sole cost and expense of Company) all necessary documentation, including without limitation an amendment to the applicable Mortgage, to cause the unencumbered portion of said real property to be included in such Mortgage;

(vi) within ninety (90) days following the Closing Date, American Land Title Association/American Congress of Surveying and Mapping form surveys for each Material Real Property for which all necessary fees (where applicable) have been paid or will be paid in the ordinary course, and dated a date reasonably acceptable to the Administrative Agent, certified to the Administrative Agent, the Title Company and the Company and/or appropriate Subsidiary in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the Material Real Property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent; and

(vii) within ninety (90) days following the Closing Date, with respect to each Material Real Property located in the United States, all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Material Real Property subject only to Permitted Encumbrances and Prior Liens. Without limiting the generality of the foregoing, the Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank within ninety (90) days following the Closing Date, opinions of local counsel for the Domestic Loan Parties in states in which the Material Real Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.

(i) the Company shall use commercially reasonable efforts to deliver to the Administrative Agent, within ninety (90) days following the Closing Date, mortgage release instruments in form and substance reasonably satisfactory to the Administrative Agent evidencing the release as of the Closing Date of all Liens in favor of Citibank North America, Inc. on Real Property of the Company and its Subsidiaries in respect of Indebtedness being repaid on the Closing Date; and

(j) with respect to (A) each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent, in each case, may (in its sole discretion) extend such date to a later date acceptable to the Administrative Agent and (B) each pledge of the Equity Interests of the Foreign Borrower or any other Foreign Subsidiary, such pledge shall be effected pursuant to such foreign law governed documents (accompanied by customary corporate authorization and legal opinions) as are reasonably requested by the Administrative Agent.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment, (b) with respect to the Swingline Lender, its Swingline Commitment and (c) with respect to the Issuing Bank, its Letter of Credit Commitment, as applicable.

“Company” shall mean Chart Industries, Inc., a Delaware corporation.

“Computation Date” shall have the meaning assigned to such term in Section 2.22.

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of the Company and its Subsidiaries determined on a consolidated basis on such date plus any Receivables Net Investment.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Company and its Subsidiaries determined on a consolidated basis on such date minus cash and Permitted Investments of the Company and its Subsidiaries on such date in excess of U.S.$20.0 million.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis; provided, however, that

(i) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, relocation expenses and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges related to the Transactions), in each case, shall be excluded; provided, that with respect to each nonrecurring item, such Person shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

(ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded,

(iv) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness (including obligations under Swap Agreements) shall be excluded,

(v) (A) the Net Income for such period of any Person that is not a subsidiary of such Person (unless such Person is required to be consolidated with the Company pursuant to Accounting Standards Codification 810-10 (previously referred to as Statement of Financial Accounting Standard 167)), or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (A),

(vi) the Net Income for such period of any subsidiary (that is not a Loan Party) of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included to the extent funds are disbursed by such Person or any other subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such subsidiary to the Company or another Subsidiary in respect of such period to the extent not already included therein),

(vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii) any non-cash charges from the application of the purchase method of accounting in connection with any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(ix) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(x) any non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets) shall be excluded,

(xi) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded, and

(xii) Consolidated Net Income for any Person shall be reduced by any cash payments made during such period in respect of the items described in clauses (viii), (x) and (xi) above subsequent to the fiscal quarter in which the relevant non-cash amount was incurred.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Company and the consolidated Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet of the Company as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Co-Syndication Agent” means each of RBS Citizens, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Credit Event” shall mean a Borrowing, the issuance of a Letter of Credit, an L/C Disbursement or any of the foregoing.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder unless such failure to fund is based on such Lender’s good faith determination that the conditions precedent to such funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Company, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit, unless, in the case of this clause (ii), such obligation is subject to a good faith dispute, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.

“Documentation Agent” means Bank of America, N.A. in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.22.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Loan Party” shall mean each Loan Party other than the Foreign Borrower.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, losses or capital of the Company and its Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income; adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii) Interest Expense of the Company and its Subsidiaries for such period (net of interest income of the Company and its Subsidiaries for such period),

(iii) depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Company and its Subsidiaries for such period,

(iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided that with respect to each such restructuring charge, the Company shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

(v) any other non-cash charges,

(vi) equity earnings losses in Affiliates unless funds have been disbursed to such Affiliates by the Company or any Subsidiary of the Company,

(vii) other non-operating expenses,

(viii) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods, and

(x) transaction costs and similar amounts that would be required to be expensed as a result of the application of SFAS No. 141(R);

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclause (i) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required).

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material.

“Environmental Law” shall mean, collectively, all federal, state, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Company, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Company or Subsidiary.

“euro” and/or “EUR” shall mean the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency shall mean an Agreed Currency and when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Rate” shall mean, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(o)).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender or the Issuing Bank, in which its applicable lending office is located or any jurisdiction in which such recipient is otherwise engaged in a trade or business as a result of transactions unrelated to the Loan Documents (except to the extent such tax is imposed because of a connection between a Loan Party and the jurisdiction imposing the tax), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) other than in the case of an assignee pursuant to a request by such Loan Party under Section 2.19(b), any withholding tax imposed by the United States or by the jurisdiction under the laws of which such Loan Party is organized or in which its principal office (or other fixed place of business) is located that is in effect and would apply to amounts payable hereunder to such Lender or the Issuing Bank or other recipient at the time such Lender or the Issuing Bank or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or the Issuing Bank or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), and (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.17(e); provided, however, that the term “Excluded Taxes” shall not include any taxes that are imposed or otherwise due as a result of any action undertaken by one or more of the Administrative Agent, such Lender or the Issuing Bank to collect funds due hereunder or under any other Loan Document or enforce or exercise its rights or pursue any remedy provided hereunder or under any other Loan Document.

“Existing Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two (2) Facilities, i.e., the Term Loan Facility and the Revolving Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next  1/100 of 1%)

of the quotations for the day of such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated March 19, 2010 by and among the Company, the Administrative Agent and J.P. Morgan Securities Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Foreign Borrower” shall mean Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, with a share capital amounting to EUR 795,550.00, having its registered office at 19, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 148.907.

“Foreign Borrower Sublimit” shall mean U.S.$40.0 million.

“Foreign Borrower Exposure” shall have the meaning assigned to such term in Section 2.11(b).

“Foreign Borrower Insolvency Event” shall mean (i) a situation of (cessation de paiements) and absence of access to credit (credit ébranlé) within the meaning of Article 437 of the Luxembourg Commercial Code, (ii) insolvency proceedings (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings, (iii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iv) voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (v) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code, (vi) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended or (vii) the appointment of an ad hoc director (administrateur proviso ire) by a court in respect of the Foreign Borrower or a substantial part of its assets.

“Foreign Currencies” shall mean Agreed Currencies other than Dollars.

“Foreign Currency Exposure” shall have the meaning assigned to such term in Section 2.11(b).

“Foreign Currency L/C Exposure” shall mean, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all L/C Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” shall mean a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” shall mean U.S.$40.0 million.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia and any Subsidiary of a Foreign Subsidiary.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease

Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated net of amounts owing to such Person by such counterparty in respect of other Swap Agreements), (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Credit Agreement) and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Permitted Receivables Financing.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information Memorandum” shall mean the Confidential Information Memorandum dated April 12, 2010, as modified or supplemented prior to the Closing Date.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Term Borrowing or a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any Person other than a Borrower or a Subsidiary Loan Party, and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter (or nine (9) or twelve (12) months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect, or the date any Eurocurrency Borrowing is converted to an

ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Issuing Bank” shall mean JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Letter of Credit Commitment” shall mean, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.05, expressed as a Dollar amount, as such commitment may be reduced from time to time upon any reduction in the Revolving Facility Commitments pursuant to Section 2.08. The Dollar amount of the Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01.

“Leverage Ratio” shall have the meaning assigned to such term in Section 6.12.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of U.S.$5.0 million and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any promissory note issued under Section 2.09(e).

“Loan Parties” shall mean, collectively, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans and any Loans under the New Revolving Facility Commitments or New Term Commitments).

“Local Time” shall mean (i) New York City time in the case of a Loan, Borrowing or L/C Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or L/C Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Luxembourg Domiciliation Law” shall mean the Luxembourg law of May 31, 1999, as amended, regarding the domiciliation of companies.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans and Commitment of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Mandatory Cost” is described in Schedule 1.01(a).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any and all other Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Company or any Subsidiary in an aggregate principal amount exceeding U.S.$15.0 million.

“Material Real Property” shall mean any Real Property owned by a Domestic Loan Party on the Closing Date that is located in McCarran, Nevada or having a fair market value exceeding U.S.$5.0 million, and any after-acquired Real Property owned by a Domestic Loan Party having a gross purchase price exceeding U.S.$5.0 million at the time of acquisition.

“Material Subsidiary” shall mean each Subsidiary now existing or hereafter acquired or formed which, on a consolidated basis for such Subsidiary and its Subsidiaries, (a) for the applicable

Calculation Period accounted for more than 5.0% of the consolidated revenues of the Company and its Subsidiaries or (b) as of the last day of such Calculation Period, was the owner of more than 5.0% of the Consolidated Total Assets of the Company and its Subsidiaries; provided that at no time shall the total assets of all Subsidiaries that are not Material Subsidiaries exceed, for the applicable Calculation Period, 10.0% of the Consolidated Total Assets of the Company and its Subsidiaries.

“Maturity Date” shall mean May 18, 2015.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean all Material Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on the Closing Date pursuant to Section 4.01(g) or after the Closing Date pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each substantially in the form of Exhibit D, with such changes thereto as shall be acceptable to the Administrative Agent, including all such changes as may be required to account for local law matters.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Company, any Subsidiary or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person (including, for the avoidance of doubt, the portion of such net income (loss) attributable to non-controlling interests in less than wholly owned Subsidiaries of such Person), determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Company or any Wholly-Owned Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of any asset or assets of the Company or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i), (j), (l) or (n)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Senior Subordinated Notes or any Permitted Debt Securities) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof, provided that, except in the case of the sale, transfer or other disposition of an asset or group of related assets resulting in Net Proceeds in excess of U.S.$25.0 million, if no Event of Default exists and the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business of the Company and the Subsidiaries, or make investments pursuant to Section 6.04(j), in each case within twelve (12) months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (1) not so used within such 12-month period and (2) not contracted to be used within such 12-month period and not used within eighteen (18) months of such receipt, and provided further that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed U.S.$5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed U.S.$10.0 million, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Company or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company or any of its Affiliates shall be disregarded.

“New Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Lender” shall have the meaning assigned to such term in Section 2.20.

“New Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.20.

“New Term Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Term Lender” shall have the meaning assigned to such term in Section 2.20.

“New Term Loan” shall have the meaning assigned to such term in Section 2.20.

“New Term Loan Amendment” is defined in Section 2.20(e).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, including, without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all Revolving L/C Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Original Currency” shall have the meaning assigned to such term in Section 2.18(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Overnight Foreign Currency Rate” shall mean, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or the majority of the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of the Company and its Subsidiaries, and the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Debt Securities” shall mean unsecured senior or subordinated notes issued by a Borrower, (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 181 days after the Maturity Date in effect at the issuance thereof (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (ii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Company and its Subsidiaries than those in this Agreement, and are otherwise on market terms for similar issuers at the time of issuance and (iii) of which no subsidiary of the Company (other than a Subsidiary Loan Party or the Foreign Borrower) is an obligor.

“Permitted Encumbrances” shall mean (i) with respect to each Real Property, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (g), (h), (k), (m) and (o) of Section 6.02 and (ii) with respect to each Real Property acquired after the Closing Date, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (g), (h), (k), (m) and (o) of Section 6.02, provided, however, that in the case of those Liens and other encumbrances permitted by clause (o) of Section 6.02 and as described in clauses (i) and (ii) of this definition, in the event any Loan Party shall constitute the lessor under any such lease or sublease, no Lien created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien would otherwise constitute a Permitted Encumbrance.

“Permitted Foreign Restructuring” shall mean, subject to the consent of the Administrative Agent, a reorganization of the Foreign Subsidiaries of the Company pursuant to which some or all of such Foreign Subsidiaries will become direct or indirect subsidiaries of the Foreign Borrower following the Closing Date.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a Lender that is a bank or trust company, or by any bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of U.S.$500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a Lender that is a bank, or with any bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of  1/2 of 1% of the total assets of the Company and the Subsidiaries, on a consolidated basis, as of the end of the Company’s most recently completed fiscal year; and

(i) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to the Company or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Company or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by the Company or any Subsidiary (other than a Special Purpose Receivables Subsidiary), (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed U.S.$50.0 million at any time, (C) the Board of Directors of the Company shall have determined in good faith that each such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Special Purpose Receivables Subsidiary, (D) all sales of Receivables Assets or interests therein to any Special Purpose Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (E) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company) and may include representations, warranties, covenants, indemnities and guarantees of performance which the Company has determined in good faith to be customary in a receivables financing including, without limitation, those relating to the servicing of the assets of a Special Purpose Receivables Subsidiary, it being understood and agreed that any obligation of a seller of receivables to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or by other event relating to the seller, shall be deemed customary.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced and the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the date that is 181 days after the Maturity Date in effect at the time of such refinancing, (c) other than in the case of a refinancing of the Senior Subordinated Notes, if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such

Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) other than in the case of a refinancing of the Senior Subordinated Notes, no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Company, any Subsidiary or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Liens” shall mean Liens that, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that (1) the Company delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Company setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies and (2) such adjustments are approved by the Administrative Agent in its reasonable credit judgment and are otherwise in accordance with Regulation S-X.

“Projections” shall mean the projections of the Company and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Company or any of its Subsidiaries prior to the Closing Date.

“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary together with all Improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Company or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as a Dollar amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial Dollar amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is U.S.$135.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans (including any New Revolving Facility Lenders).

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b) or a New Revolving Facility Lender pursuant to Section 2.20. Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Revolving Loan.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn Dollar Amount of all Letters of Credit outstanding at such time and (b) the aggregate Dollar Amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” shall mean all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 or any other provision of this Agreement.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes and the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” shall mean the Indenture dated as of October 17, 2005 under which the Senior Subordinated Notes were issued, among the Company and The Bank of New York, as trustee, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Subordinated Notes” shall mean the Company’s 9 1/8% Senior Subordinated Notes due 2015 issued pursuant to the Senior Subordinated Note Indenture.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Statutory Reserve Rate” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” shall mean any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the Obligations.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean a subsidiary; provided that unless the context otherwise requires, “Subsidiary” shall mean a subsidiary of the Company.

“Subsidiary Loan Party” shall mean each direct Wholly Owned Subsidiary of the Company that (a) is (i) a Domestic Subsidiary and (ii) a Material Subsidiary, and (b) is not (i) a Special Purpose Receivables Subsidiary, (ii) a Subsidiary listed on Schedule 1.01(b) or (iii) a Subsidiary whose guarantee of the Obligations is prohibited under Section 9.22.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Company substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Closing Date is U.S.$25.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Company pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans (including any New Term Lender).

“Term Loan Commitment” shall mean with respect to each Lender, the amount set forth on Schedule 2.01. The aggregate amount of the Term Loan Commitments on the Closing Date is U.S.$65.0 million.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term Loans” shall mean the term loans made by the Lenders to the Company pursuant to Section 2.01(a) or 2.20 (including New Term Loans).

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries then most recently ended (taken as one accounting period).

“Title Company” shall mean such nationally recognized title company as shall be selected by the Administrative Agent.

“Transactions” shall mean the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trigger Date” shall mean the date of delivery of financial statements for the fiscal quarter during which the Closing Date occurred.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Patriot Act” shall have the meaning assigned to such term in Section 3.08(a).

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Company is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of the Company contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Status of Obligations. The Obligations are hereby designated as “Senior Indebtedness” and as “Designated Senior Indebtedness” under, and for purposes of, each of the Senior Subordinated Note Documents, and this Agreement is the “Credit Agreement” under and for purposes of each of the Senior Subordinated Note Documents. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Term Lender agrees to make Term Loans to the Company on the Closing Date in Dollars in a principal amount that will not result in the aggregate amount of such Lender’s Term Loans exceeding such Lender’s Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrowers in Agreed Currencies, in each case from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment, (ii) the Dollar Amount of the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, (iii) the Dollar Amount of the total outstanding Revolving Facility Loans denominated in Foreign Currency exceeding the Foreign Currency Sublimit or (iv) the Dollar Amount of the total outstanding Revolving Facility Loans made to the Foreign Borrower exceeding the Foreign Borrower Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with the Swingline Lender’s Swingline Commitment); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to the Company. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C

Disbursement as contemplated by Section 2.05(e). At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) three (3) Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) six (6) Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the relevant Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Facility Borrowing or Term Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the applicable Borrower (or the Company on behalf of the applicable Borrower) shall notify the Administrative Agent of such request (a) by irrevocable written notice (via written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to the Foreign Borrower), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower making such Borrowing Request (or the Company on behalf of the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Facility Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower requesting such Eurocurrency Borrowing shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Dollar Amount of the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Company shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy) not later than 11:00 a.m., New York City time on the day of the proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing, (iii) the term of such Swingline Loan and (iv) the location and number of the Company’s account to which funds are to be disbursed. The Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Company (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit in Agreed Currencies for its own account or for the account of any Subsidiary of the Company in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five (5) Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.05 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the Revolving L/C Exposure shall not exceed U.S.$50.0 million, (ii) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the total the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the total outstanding Revolving Facility Loans and Revolving L/C Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date specified by the Company in its request therefor, which date shall be no later than the date that is five (5) Business Days prior to the Maturity Date; provided that notwithstanding the foregoing, any Letter of Credit may expire on a date that is up to three (3) years after the Maturity Date, provided, however, that no later than five (5) Business Days prior to the Maturity Date the Company shall cash collateralize 105% of the Revolving L/C Exposure arising under each such Letter of Credit expiring after the Maturity Date on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Facility Lenders, the Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by the Issuing Bank not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such L/C Disbursement, calculated as of the date the Issuing Bank made such L/C Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such L/C Disbursement) not later than 12:00 noon, Local Time, on the date that such L/C Disbursement is made, if the Company shall have received notice of such L/C Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing or a Eurocurrency Revolving Loan in an equivalent Dollar Amount of such L/C Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing or Eurocurrency Revolving Loan. If the Company fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Company and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars, its Revolving Facility Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars, the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing or an Eurocurrency Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each L/C Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such L/C Disbursement is made, of such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Company to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are determined by a court having jurisdiction to have been caused by (i) the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone

(confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such L/C Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Margin with respect to Eurocurrency Revolving Loans); provided that, if such L/C Disbursement is not reimbursed by the Company when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided further that any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in Dollars, (B) bear interest at the rate per annum then applicable to ABR Revolving Loans or Eurocurrency Revolving Loans, and (C) Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Company receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the Dollar Amount of the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or L/C Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and L/C Disbursements and (ii) upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. For the purposes of this paragraph, the Foreign Currency L/C Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Company, in each case, in Permitted Investments and at the risk and expense of the Company, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which the Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived. If the Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Company as and to the extent that, after giving effect to such return, the Company would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, (i) in the case of Loans denominated in Dollars to the Company, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to the Foreign Borrower, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or as otherwise agreed between the Company and the Administrative Agent, and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to the Foreign Borrower; provided that ABR Revolving Loans, Swingline Borrowings and Eurocurrency Revolving Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect, in the case of a Borrowing to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower (or the Company on behalf of the applicable Borrower) shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower (or the Company on behalf of the relevant Borrower). Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by a Borrower requests a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a Borrowing denominated in Dollars borrowed by the Company, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (or in Dollars to the Foreign Borrower) in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one (1) month unless such Eurocurrency Borrowing is or was prepaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Facility Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing borrowed by the Company shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Facility Borrowing in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Facility Borrowing by the Foreign Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one (1) month.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Maturity Date. The parties hereto acknowledge that the Term Loan Commitments will terminate at 5 p.m. New York City time on the Closing Date.

(b) The relevant Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of U.S.$1.0 million and not less than U.S.$2.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) no Borrower shall terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The relevant Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) (i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Maturity Date in the currency of such Loan and (ii) the Company hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender to the Company on such dates and in such amounts as provided in Section 2.10 and (B) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Company on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least seven (7) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing (other than a Borrowing that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e)) is made by the Company, the Company shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Agreed Currency and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note substantially in the form of Exhibit H-1 or Exhibit H-2, as applicable. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section, the Company shall repay Term Borrowings on the last day of each calendar quarter, commencing September 30, 2010,

in the aggregate principal amount equal to U.S.$1.625 million (each such day being referred to as a “Term Loan Installment Date”).

In the event that any New Term Loans are made on an Increased Amount Date, the amount due on each Term Loan Installment Date (other than the Maturity Date) occurring after the Increased Amount Date shall increase by an amount equal to the applicable amount per annum of the principal amount of such New Term Loans separately agreed upon by the Lenders making such New Term Loans, the Company and the Administrative Agent pursuant to a New Term Loan Amendment, with the remaining principal amount of such New Term Loans being repaid on the Maturity Date.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.

(c) Prepayment of the Term Borrowings from:

(i) all Net Proceeds pursuant to Section 2.11(c) shall be applied ratably among the Lenders on a pro rata basis (based on the amount of such amortization payments) to the remaining scheduled amortization payments in respect of such Term Borrowings; and

(ii) any optional prepayments pursuant to Section 2.11(a) shall be applied to the Term Loan Facility as directed by the Company.

(d) [Intentionally Omitted].

(e) Prior to any repayment of any Borrowing under any Facility hereunder, the applicable Borrower (or the Company on behalf of the applicable Borrower) shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent (and in the case of repayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Revolving Facility Borrowing, one (1) Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Revolving Facility Borrowing, (A) three (3) Business Days before the scheduled date of such repayment (in the case of a Eurocurrency Revolving Facility Borrowing denominated in Dollars) or (B) four (4) Business Days before the scheduled date of such repayment (in the case of a Eurocurrency Revolving Facility Borrowing denominated in a Foreign Currency). Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Company shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., New York City time, on the scheduled date of such repayment. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16. Repayments shall be accompanied by accrued interest to the extent required by Section 2.13. Each such notice shall be irrevocable and shall specify the repayment date and the principal amount of each Borrowing or portion thereof to be repaid; provided that, if a notice of repayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of repayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Facility Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

SECTION 2.11. Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e).

(b) If on any date, the Administrative Agent notifies the Company that, (i) other than as a result of fluctuations in currency exchange rates, the Revolving Facility Credit Exposure (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) then outstanding exceeds the aggregate Revolving Facility Commitments of the Lenders on such date or (ii) solely as a result of fluctuations in currency exchange rates, (x) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Facility Loans and Letters of Credit, in each case denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit on such date, (y) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Facility Loans made to the Foreign Borrower (the “Foreign Borrower Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Borrower Sublimit on such date or (z) the Dollar Amount of the Revolving Facility Credit Exposure (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the aggregate Revolving Facility Commitments of the Lenders on such date, the Borrowers shall in each case, as soon as practicable and in any event within two (2) Business Days following such date, prepay the outstanding principal amount of any Revolving Facility Loans owing by the Borrowers in an aggregate amount (or deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) sufficient to reduce (A) the aggregate Dollar Amount of the Revolving Facility Credit Exposure (so calculated) to an amount not to exceed 100% of the aggregate Revolving Facility Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid, (B) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit and (C) the Foreign Borrower Exposure to be less than or equal to the Foreign Borrower Sublimit, as applicable. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrowers and the Lenders.

(c) The Company shall apply all Net Proceeds upon receipt thereof to prepay Term Borrowings in accordance with paragraph (c) of Section 2.10.

SECTION 2.12. Fees.

(a) The Company agrees to pay to each Lender, through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December in each year, and three (3) Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date and ending with the date on which the last of the Commitments of such Lender shall be terminated) at the rate per annum set forth under the caption “Commitment Fee Rate” in the definition of “Applicable Margin” herein.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall begin to accrue on the

Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Company from time to time agrees to pay to each Revolving Facility Lender, through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Dollar Amount of the Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the quarter ending on such last day (or shorter period commencing with the Closing Date and ending with the Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period. The Company from time to time agrees to pay to the Issuing Bank, for its own account, (x) three (3) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by the Issuing Bank at the request of the Company for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit (computed at a rate equal to 0.125% per annum of the daily average stated Dollar Amount of such Letter of Credit), plus (y) the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of any L/C Disbursement thereunder (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Company agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The applicable Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to such Borrower at the Alternate Base Rate plus the Applicable Margin.

(b) The applicable Borrower shall pay interest on the unpaid principal amount of each Eurocurrency Loan made to such Borrower at the Adjusted LIBO Rate for the Interest Period in effect for such Eurocurrency Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable by the relevant Borrower in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Facility Borrowing to, or continuation of any Revolving Facility Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Eurocurrency Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by the Foreign Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request by the Company requests a Eurocurrency Revolving Facility Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Facility Borrowing by the Foreign Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective).

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein (except (A) for Indemnified Taxes covered by Section 2.17 and (B) for changes in the rate of tax on the overall net income of such Lender);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) to any Borrower or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then such Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower shall pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender or the Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or the Issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank and without duplication of any amounts indemnified under Section 2.17(a)) paid by the Administrative Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to such Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error of the Lender, the Issuing Bank or the Administrative Agent.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, the Administrative Agent or the Issuing Bank that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.17 with respect to payments under any Loan Document shall deliver to the Company or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender, the Administrative Agent or the Issuing Bank is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Company to permit such payments to be made without such withholding tax or at a reduced rate.

(f) If the Administrative Agent, any Lender or the Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of any taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender or the Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g) In order to not unnecessarily cause application of Luxembourg’s registration duty applicable to documents in writing evidencing an obligation to pay, neither the Administrative Agent nor any Lender will take any action to file or register this Agreement or any of the Loan Documents with applicable Luxembourg authorities which would cause such registration duty to be payable unless the Administrative Agent reasonably deems such action necessary or advisable in connection with the protection of rights or pursuit of remedies during the continuance of an Event of Default.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency or by the Foreign Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent to the applicable account designated to the Company by the Administrative Agent or, in the case of a Credit Event denominated in a Foreign Currency or to the Foreign Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payments to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective

Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The relevant Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then such Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such

Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 or in any other provision of this Agreement shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Increase in Revolving Facility Commitments and/or Term Loan Commitments.

(a) New Commitments. At any time, the Company may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the “New Revolving Facility Commitments”) and/or the Term Loan Commitments (any such increase, the “New Term Commitments” and together with the New Revolving Facility Commitments, if any, the “New Commitments”), by an amount not in excess of U.S.$100.0 million in the aggregate or a lesser amount in integral multiples of U.S.$25.0 million. Such notice shall specify the date (an “Increased Amount Date”) on which the Company proposes that the New Commitments and, in the case of New Term Commitments, the date for borrowing, as applicable, be made available. The Company shall notify the Administrative Agent in writing of the identity of each Revolving Facility Lender, Term Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving Facility Lender,” a “New Term Lender” or generally, a “New Lender”) to whom the New Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of New Term Commitments, such new Term Loans in respect hereof (“New Term Loans”) shall be made on such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and Loans; (2) such increase in the Revolving Facility Commitments and/or the Term Loan Commitments shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each New Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.17(e); and (3) the Borrowers shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New Commitments.

(b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) On any Increased Amount Date on which New Term Loan Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Commitment shall be deemed for all purposes a Term Loan Commitment and each Loan made thereunder shall be deemed, for all purposes, a Term Loan, (ii) each New Term Lender shall become a Lender with respect to the Term Loan Commitments and all matters relating thereto and (iii) the New Term Loans shall have the same terms as the existing Term Loans and be made by each New Term Lender on the Increased Amount Date (provided that (i) the terms and conditions applicable to any New Term Loans maturing after the Maturity Date may provide for additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the New Term Loans may be priced, and may include fees, differently than the existing Term Loans). All New Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Company’s notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

(e) New Term Loans may be made hereunder pursuant to an amendment or restatement (a “New Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender providing such New Term Loans, if any, and the Administrative Agent. The New Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase any of its Commitments hereunder, or provide New Term Loans, at any time.

SECTION 2.21. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurocurrency Borrowings of such Lender to ABR Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the Revolving L/C Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Facility Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Facility Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Facility Commitment of such Defaulting Lender pursuant to Section 2.12;

(b) such Defaulting Lender’s Revolving Facility Commitment and Revolving Facility Credit Exposure shall not be included in determining whether all Revolving Facility Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.08); provided that (i) any waiver, amendment or modification requiring the consent of all Revolving Facility Lenders or each affected Revolving Facility Lender which affects such Defaulting Lender differently than other affected Revolving Facility Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases such Defaulting Lender’s Revolving Facility Commitment hereunder shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or Revolving L/C Exposure exists at the time a Revolving Facility Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and Revolving L/C Exposure shall be reallocated among the non-Defaulting Lenders that are Revolving Facility Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Facility but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Facility Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Facility Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such Revolving L/C Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to Section 2.23(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is cash collateralized;

(iv) if the Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.23(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages in respect of the Revolving Facility; or

(v) if any Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.23(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the Issuing Bank until such Revolving L/C Exposure is cash collateralized and/or reallocated; and

(d) so long as any Revolving Facility Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders that are Revolving Facility Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders that are Revolving Facility Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Facility Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Revolving Facility Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Revolving Facility Lender shall purchase at par such of the Revolving Facility Loans of the other Revolving Facility Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Facility Lender to hold such Revolving Facility Loans in accordance with its Applicable Percentage in respect of the Revolving Facility.

SECTION 2.24. Liability of Foreign Borrower. The parties intend that this Agreement shall in all circumstances be interpreted to provide that the Foreign Borrower is liable only for Loans made to the Foreign Borrower, interest on such Loans, the Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements and charges hereunder and under any other Loan Document that are attributable to it. The liability of the Foreign Borrower for the payment of any of the Obligations or the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the Company and any other obligor. Nothing in this Section 2.24 is intended to limit, nor shall it be deemed to limit, any of the liability of the Company for any of the Obligations, whether in its primary capacity as a Borrower, pursuant to its guaranty obligations set forth in Article X, at law or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each of the Lenders with respect to itself and each of its respective Subsidiaries that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, the Company and each of the Subsidiaries (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization except for such failures to be in good standing which could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder. The “centre of main interests” (as that term is used in the Council Regulation (EC) n° 1346/2000 of May 29, 2000 on insolvency proceedings) of the Foreign Borrower is in Luxembourg, and the Foreign Borrower has no “establishment” (as that term is used in the Council Regulation (EC) n° 1346/2000 of May 29, 2000 on insolvency proceedings) outside Luxembourg.

SECTION 3.02. Authorization. The execution, delivery and performance by the Company and each of the Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by the Company and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which the Company or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, examinership, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, (e) filings with the SEC reporting the Transactions and the refinancing related to the Transactions, and (f) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. There has heretofore been furnished to the Lenders:

(a) The audited consolidated balance sheets as of December 31, 2009, which were prepared in accordance with GAAP consistently applied during such period and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations and cash flows for the period then ended; and

(b) The unaudited interim consolidated balance sheet as of March 31, 2010, which were prepared in accordance with GAAP consistently applied during such period and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments).

SECTION 3.06. No Material Adverse Effect. Since December 31, 2009, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of Company and its Subsidiaries has good and valid record fee simple title to, all Mortgaged Properties, subject solely to Permitted Encumbrances and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have maintained, in all material respects and in accordance with normal industry practice and subject to normal wear and tear, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Company and its Subsidiaries that is necessary to conduct their business as it is now conducted. All such Mortgaged Properties are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) The Company and its Subsidiaries have complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, the Company and its Subsidiaries have good title to or valid leasehold interests (subject to Permitted Encumbrances) in all Real Property set forth on Schedules 3.17(a) and (b), except as could not reasonably be expected to have a Material Adverse Effect, and all such Real Property is reasonably necessary for the conduct of the business and operations of Company and its Subsidiaries as currently conducted.

(d) The Company and its Subsidiaries own or possess, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) As of the Closing Date, none of the Company and its Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(e).

(f) None of the Company and its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(g) Schedule 3.07(g) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Company and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Company or by any such Subsidiary, indicating the ownership thereof.

SECTION 3.08. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of any Borrower, threatened in writing against or affecting, the Company or any of its Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely effect the Transactions. Neither of the Borrowers nor, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

(b) Except as set forth in Schedule 3.08(b), none of the Company, its Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit), the Luxembourg Domiciliation Law, or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09. Federal Reserve Regulations.

(a) None of the Company and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.10. Investment Company Act. None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11. Use of Proceeds. Each of the Borrowers will use the proceeds of the Revolving Facility Loans, the Term Loans, the Swingline Loans, and may request the issuance of Letters of Credit, as applicable, only to refinance existing Indebtedness and for working capital and other general corporate purposes (including refinancing existing Indebtedness and Permitted Business Acquisitions).

SECTION 3.12. Tax Returns. Except as set forth on Schedule 3.12:

(a) Each of the Company and its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Company or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves;

(b) Each of the Company and its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to the Company and its Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.13. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Company, its Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrowers.

SECTION 3.14. Employee Benefit Plans.

(a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Company, and each Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) All foreign pension schemes sponsored or maintained by the Company and each of its Subsidiaries is maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received by the Company or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Company or any of the Subsidiaries, (b) the Company and the other Subsidiaries has all environmental, health and safety permits necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such permits and with all other applicable Environmental Laws except for non-compliances which have been resolved and the costs of such resolution have been paid, (c) the Company and the other Subsidiaries have made available to the Administrative Agent prior to the date hereof the most recent environmental assessment in the control or possession of the Company or its Subsidiaries with respect to the operations of the Company and the Subsidiaries at the Mortgage Properties, (d) to the knowledge of the Company and the Subsidiaries, no Hazardous Material is located at any property currently owned, operated or leased by the Company or any of the other Subsidiaries that would reasonably be expected to give rise to any liability or Environmental Claim of the Company or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Company or any of the other Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any liability or Environmental Claim of the Company or any of its Subsidiaries under any Environmental Laws, (e) to the knowledge of the Company and the Subsidiaries, there are no acquisition agreements pursuant to which the Company or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (f) to the knowledge of the Company and the Subsidiaries, there are no landfills or disposal areas located at, on, in or under the assets of the Company or any Subsidiary, and (g) to the knowledge of the Company and the Subsidiaries, except as listed on Schedule 3.15, there are not currently and there have not been any underground storage tanks “owned” or “operated” (as defined by applicable Environmental Law) by the Company or any Subsidiary or present or located on the Company’s or any Subsidiary’s Real Property. For purposes of Section 7.01(a), each of the representations and warranties contained in parts (d), (e), (f) and (g) of this Section 3.15 that are qualified by the knowledge of the Company and the Subsidiaries shall be deemed not to be so qualified.

SECTION 3.16. Mortgages. The Mortgages executed and delivered after the Closing Date pursuant to clause (h) of the Collateral and Guarantee Requirement and Section 5.10 shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest on all of the Domestic Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Domestic Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances.

SECTION 3.17. Location of Real Property.

(a) Schedule 3.17(a) lists completely and correctly as of the Closing Date each Real Property owned by each Borrower and the Subsidiary Loan Parties, the address or location thereof and the state in which such Real Property is located.

(b) Schedule 3.17(b) lists completely and correctly as of the Closing Date each Real Property leased by each Borrower and the Subsidiary Loan Parties, the address or location thereof.

SECTION 3.18. Solvency.

(a) Immediately after giving effect to the Transactions (i) the fair value of the assets of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower (individually) and the

Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (v) no Foreign Borrower Insolvency Event will occur.

(b) The Company does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19. Labor Matters. There are no strikes pending or threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Company and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.20. Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Company or its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Company believes that the insurance maintained by or on behalf of it and its Subsidiaries is adequate.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit I.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Calfee, Halter &

Griswold LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit I and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.02.

(e) The Administrative Agent shall have received evidence satisfactory to it that that certain Credit Agreement dated as of October 17, 2005 among the Company, FR X Chart Holdings LLC, the lenders party thereto and Citicorp North America, Inc., as administrative agent, shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder shall have been terminated.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) Liens creating a first priority security interest (subject to Permitted Encumbrances) in the Collateral being delivered on the Closing Date shall have been perfected, the Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Administrative Agent shall have received completed Perfection Certificates dated the Closing Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Domestic Loan Parties in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(h) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

SECTION 4.02. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) In the case of a Revolving Facility Loan to be made to the Foreign Borrower, the Borrowers shall have demonstrated to the Administrative Agent compliance with Section 6.04(a)(i).

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) made by any Borrower shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company will, and will cause each of its Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Company or a Wholly Owned Subsidiary of the Company in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company or the Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither the Borrowers, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) With respect to each Mortgaged Property located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Administrative Agent as an additional insured, on forms reasonably satisfactory to the Administrative Agent.

(e) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Company or any of its Subsidiaries; and promptly deliver to the

Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Company and the other Loan Parties shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, the Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Company hereby agrees, to the extent permitted by law, to waive, and to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, the Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Company and its Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Company or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (b) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$2.5 million.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, if not filed electronically with the SEC and publicly available for retrieval by the Lenders, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Company and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Company and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the electronic filing with the SEC by Company of Annual Reports on Form 10-K of Company and its consolidated Subsidiaries to the extent publicly available for retrieval by the Lenders shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein).

(b) within forty-five (45) days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three (3) fiscal quarters of each fiscal year, if not filed electronically with the SEC and publicly available for retrieval by the Lenders, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Company and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Company, on behalf of Company, as fairly presenting, in all material respects, the financial position and results of operations of Company and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the electronic filing with the SEC by Company of Quarterly Reports on Form 10-Q of Company and its consolidated Subsidiaries to the extent publicly available for retrieval by the Lenders shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Company (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending June 30, 2010 setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations), provided that issuance by such accounting firm of an unqualified audit opinion shall be deemed to satisfy the requirement under this clause (y);

(d) [Intentionally Omitted];

(e) if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Company reconciling such changes to what the financial statements would have been without such changes;

(f) within ninety (90) days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Administrative Agent prepared by the Company for each of the four (4) fiscal quarters of such fiscal year prepared in reasonable detail, of the Company and the Subsidiaries, accompanied by the statement of a Financial Officer of the Company to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g) annually, upon the reasonable request of the Administrative Agent, updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(d);

(h) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of the Company or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Company or any Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Company obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Company or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Company or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), including the Luxembourg Domiciliation Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Company or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any of the Subsidiaries with the officers thereof and independent accountants therefor

(subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) In the case of the Company, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and Mortgages in such Material Real Property located in the United States of the Company or such Subsidiary Loan Party as are acquired after the Closing Date and satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement (other than clause (iii)) with respect to such Material Real Properties within ninety (90) days after the date such Material Real Property is acquired. With respect to each of the items identified in this clause (b) that are required to be delivered within ninety (90) days after the date the applicable Material Real Property is acquired, the Administrative Agent, in each case, may (in its sole discretion) extend such date to a later date acceptable to the Administrative Agent.

(c) If any additional direct or indirect Subsidiary of the Company becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary) after the Closing Date within five (5) Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), notify the Administrative Agent and the Lenders thereof and, within sixty (60) Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Domestic Loan Party. The Administrative Agent may (in its sole discretion) extend such date to a later date acceptable to the Administrative Agent.

(d) In the case of any Domestic Loan Party, (i) furnish to the Administrative Agent prompt written notice of any change (A) in such Domestic Loan Party’s corporate or organization name, (B) in such Domestic Loan Party’s identity or organizational structure or (C) in such Domestic Loan Party’s organizational identification number; provided that no Domestic Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied if such action would violate Section 9.22 hereof. In addition, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)) or (iii) any Equity Interests in or any asset of a Foreign Subsidiary if the Company demonstrates to the Administrative Agent and the Administrative Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and Guarantee Requirement of this Section 5.10 with respect thereto exceeds the value of the security offered thereby; provided that, upon the reasonable request of the Administrative Agent, the Company shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (i) and (ii) above, other than those set forth in a joint venture agreement to which the Company or any Subsidiary is a party.

SECTION 5.11. Fiscal Year. In the case of the Company and the Subsidiaries, cause their fiscal year to end on December 31.

SECTION 5.12. [Intentionally Omitted].

SECTION 5.13. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by the Company or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the Company would be required by the terms of the Senior Subordinated Note Indenture to make an offer to purchase any Senior Subordinated Notes, as applicable, then, in the case of the Company or a Subsidiary, prior to the first day on which the Company would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section 6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.14. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth in the definition of “Collateral and Guarantee Requirement,” in each case within the time periods specified therein (including any extension of such time periods permitted by the Administrative Agent pursuant to paragraph (j) of the definition of “Collateral and Guarantee Requirement”).

ARTICLE VI

NEGATIVE COVENANTS

The Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and (other than in the case of any existing letters of credit to be replaced with Letters of Credit issued hereunder) set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Company or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Company and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.13;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Indebtedness of the Company or any Subsidiary to the extent permitted by Section 6.04, provided that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Company or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed U.S.$50.0 million;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Company or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed U.S.$50.0 million;

(j) Capital Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of U.S.$50.0 million;

(l) unsecured senior or subordinated Indebtedness of the Borrowers and any unsecured senior or subordinated Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, in each case in the form of Permitted Debt Securities; provided that both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or would result therefrom;

(m) Guarantees (i) by the Loan Parties of the Indebtedness of the Borrowers described in paragraph (l), (ii) by any Loan Party of any Indebtedness of the Company or any Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Company or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of the Company or any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04, (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the Company or any Subsidiary of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(a), (k) or (s); provided that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(n) Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in connection with Permitted Receivables Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(c) to the extent they constitute Net Proceeds;

(p) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of U.S.$20.0 million;

(q) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r) [Intentionally Omitted];

(s) Indebtedness of Foreign Subsidiaries (including letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) and including all Indebtedness of Chart Ferox, a.s. under its existing revolving credit facilities or any refinancings thereof) for working capital purposes incurred in the ordinary course of business in an aggregate amount not to exceed U.S.$30.0 million outstanding at any time;

(t) Indebtedness of the Company and its Subsidiaries in respect of factoring of receivables from a foreign customer held by the Company and its Subsidiaries in an aggregate principal amount not to exceed U.S. $15.0 million at any time;

(u) [Intentionally Omitted]; and

(v) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Company and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Company or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Company or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that (i) such Lien does not apply to any other property or assets of the Company or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning and building restrictions, easements, encumbrances, trackage rights, leases (other than Capital Lease Obligations), subleases, conditions, covenants, licenses, special and general assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary or would result in a Material Adverse Effect;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by the Company or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Company or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property or assets of the Company or any Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than U.S.$25.0 million at any time;

(m) Liens disclosed by the title insurance policies and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) Liens in respect of Permitted Receivables Financings;

(o) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Company or any Subsidiary, as tenant, in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s) licenses of intellectual property granted in the ordinary course of business;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a), (k) or (s);

(v) Liens upon specific items of inventory or other goods and proceeds of the Company or any of the Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of the Subsidiaries in the ordinary course of business;

(y) Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2% of Consolidated Total Assets, provided that such Lien is limited to the applicable insurance contracts;

(z) Liens on the assets of a Foreign Subsidiary which secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01(p) or (s); provided, however, that if such Liens are on assets that constitute Collateral, such Liens may be pari passu with, but not prior to, the Liens granted in favor of the Administrative Agent under the Collateral Agreement unless such Liens secure letters of credit or bank guarantees and such assets constitute the rights of such Foreign Subsidiary under the contracts and agreements in respect of which such Indebtedness was incurred; and

(aa) Liens to secure the Indebtedness of the Company and its Subsidiaries that is permitted to be incurred under Section 6.01(t) solely on the receivables held by the Company and its Subsidiaries and that are subject to the related factoring programs.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on (1) Pledged Collateral, other than Liens in favor of the Administrative Agent and Liens permitted by Section 6.02(d), (e), (q) or (z), or (2) Mortgaged Property, in each case, other than Liens in favor of the Administrative Agent, Prior Liens and Permitted Encumbrances.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed U.S.$50.0 million.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other Person, except:

(a) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by (i) Loan Parties in the Foreign Borrower or in Subsidiaries that are not Loan Parties in an aggregate amount, when combined with the aggregate outstanding principal amount of Revolving Facility Loans made to the Foreign Borrower, not to exceed an amount equal to U.S.$50.0 million (valued at the time of the making thereof and at the time any Revolving Facility Loans are made to the Foreign Borrower and without giving effect to any write-downs or write-offs thereof) (plus any return of capital actually received by the respective investors in respect of investments previously made by them pursuant to this clause a(i)), (ii) Loan Parties in Domestic Loan Parties and (iii) Subsidiaries that are not Loan Parties in Loan Parties.

(b) Permitted Investments and investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Company or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(d) (i) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business not to exceed U.S.$4.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements permitted pursuant to Section 6.13 and Capital Expenditures permitted pursuant to Section 6.10;

(g) Investments existing on the Closing Date and set forth on Part I of Schedule 6.04 and Investments set forth on Part II of Schedule 6.04;

(h) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(i) other Investments by the Company or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed U.S.$50.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (i));

(j) Investments constituting Permitted Business Acquisitions in an aggregate amount, which shall be deemed to include the principal amount of Indebtedness that is assumed pursuant to Section 6.01 in connection with such Permitted Business Acquisitions, not to exceed U.S.$75.0 million during any fiscal year of the Company (provided that no such Dollar limitation shall apply so long as, at the time of making any such Investment and after giving effect thereto, (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the Leverage Ratio shall be less than 2.50:1.00 calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04);

(k) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests of the Company, which proceeds or Investments in turn are contributed (as common equity) to any Loan Party;

(l) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Subsidiaries that are not Domestic Loan Parties in any Loan Party or other Subsidiary.

(m) Investments arising as a result of Permitted Receivables Financings;

(n) the Transactions;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(p) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Company or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Guarantees by the Company or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(r) a joint venture (including a non-majority owned joint venture) with, or a significant Investment in, a Chinese entity or a project or venture with such Chinese entity (in either case, in an aggregate principal amount not to exceed U.S.$50.0 million) involving a Subsidiary of the Company doing business in China, which venture may result in the Company no longer owning a majority of the Equity Interests of such Subsidiary or the Company or any of its Subsidiaries acquiring an interest in one or more new joint venture entities arising in connection with such project or venture;

(s) Investments to investigate or remedy environmental conditions in the ordinary course of business and otherwise in an aggregate amount not exceeding U.S.$5.0 million and already accrued at March 31, 2010; and

(t) Loans, capital contributions and other Investments made subsequent to the Closing Date in connection with the Permitted Foreign Restructuring.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or preferred equity interests of the Company (except to the extent that no cash interest or other cash payments are required in respect thereof), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory, supplies, services, materials and equipment and the purchase and sale of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Company or any Subsidiary, (ii) the sale of any other asset in the ordinary course of business by the Company or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Company or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) (A) the merger or consolidation of any Subsidiary into the Company in a transaction in which the Company is the surviving corporation or (B) the merger or consolidation of any Subsidiary that is not a Loan Party into the Foreign Borrower in a transaction in which the Foreign Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Domestic Loan Party in a transaction in which the surviving or resulting entity is a Domestic Loan Party and, in the case of each of clauses (i)(A) and (ii), no Person other than the Company or a Domestic Loan Party receives any consideration or in the case of clause (i)(B), no Person other than the Foreign Borrower receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution (other than the Borrowers) or change in form of entity of the Company or any

Subsidiary if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Company or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Domestic Loan Party to a Subsidiary that is not a Domestic Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of the Company, U.S.$50.0 million;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends, distributions and repurchases of Equity Interests permitted by Section 6.06;

(f) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of the Company, U.S.$50.0 million; provided further that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(i) any purchase, lease, or other acquisition of assets, or any merger or consolidation, in each case in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation and (ii) involving any Domestic Loan Party other than the Company, the surviving or resulting entity shall be a Domestic Loan Party that is a Wholly Owned Subsidiary;

(j) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Company or any Subsidiary in the ordinary course of business;

(k) abandonment, cancellation or disposition of any intellectual property of the Borrowers in the ordinary course of business;

(l) the sale of the land owned by a Domestic Loan Party in Plaistow, New Hampshire and the sale of the facility owned by a Domestic Loan Party in Denver, Colorado;

(m) sales, leases or other dispositions of inventory of the Company and its Subsidiaries determined by the management of the Company to be no longer useful or necessary in the operation of the business of the Company or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(n) factoring of receivables held by the Company and its Subsidiaries as permitted under Section 6.01(t); and

(o) asset sales, mergers, consolidations and acquisitions made in connection with the Permitted Foreign Restructuring.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) or (o) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (f) or (k) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets in excess of U.S.$10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (i) and (ii), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Subsidiary of the Company that is assumed by the transferee of any such assets shall be deemed cash.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a) any Subsidiary of the Company may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to, the Company or to any Wholly Owned Subsidiary of the Company (or, in the case of non-Wholly Owned Subsidiaries, to the Company or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such subsidiary) based on their relative ownership interests);

(b) [Intentionally Omitted];

(c) the Company and each Subsidiary may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary held by any current or former officer, director, consultant or employee of the Company or any Subsidiary pursuant to any equity subscription agreement, stock option agreement, equity compensation arrangement, shareholders’, directors’ or members’ agreement or similar agreement, plan or arrangement or any Plan and Subsidiaries may declare and pay dividends to the Company or any other Subsidiary the proceeds of which are used for such purposes, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year U.S.$10.0 million (plus the amount of net proceeds (x) received by the Company during such calendar year from sales of Equity Interests of the Company to directors, consultants, officers or employees of the Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies recorded during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or other equity awards or upon vesting, payment or forfeiture of an equity award;

(e) [Intentionally Omitted];

(f) the Company may make distributions to its members of management that hold Equity Interests of the Company in respect of such Equity Interests in an aggregate amount not to exceed in any fiscal year U.S.$15.0 million;

(g) [Intentionally Omitted];

(h) [Intentionally Omitted];

(i) the Company may make dividends and distributions, in each case in accordance with the provision thereof, deemed to occur upon exercise of stock options, appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, appreciation rights or warrants;

(j) so long as no Default or Event of Default has occurred and is continuing, the Company may declare, make or pay distributions, dividends and repurchases in respect of its Equity Interests not otherwise permitted under this Section 6.06 in an aggregate amount for any fiscal year of the Company not to exceed U.S.$25.0 million; and

(k) dividends, distributions, redemptions, purchases, retirements, acquisitions and other transactions among the Company and its Subsidiaries made in connection with the Permitted Foreign Restructuring.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of the Company and the Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share program and other stock plans customarily maintained or funded by public companies, and the granting and performance of registration rights approved by the Board of Directors of the Company;

(ii) transactions among the Company and the Loan Parties and transactions among the non-Loan Parties and among non-Loan Parties and the Foreign Borrower otherwise permitted by this Agreement;

(iii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Company and the Subsidiaries under arrangements entered into in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Company and the Subsidiaries pursuant to such arrangements;

(iv) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(v) any employment agreement or employee benefit plan entered into by the Company or any of the Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(vi) transactions otherwise permitted under Section 6.04 and Section 6.06;

(vii) [Intentionally Omitted];

(viii) [Intentionally Omitted];

(ix) [Intentionally Omitted];

(x) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Company qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(xii) [Intentionally Omitted];

(xiii) transactions pursuant to any Permitted Receivables Financing;

(xiv) [Intentionally Omitted];

(xv) so long as not otherwise prohibited under this Agreement, guarantees of performance by the Company or any Subsidiary of any other Subsidiary or the Company that is not a Loan Party (other than the Foreign Borrower) in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xvi) if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Company or any Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness of the Company or any Subsidiary or (B) of Equity Interests of the Company or any Subsidiary where such Person is treated no more favorably than the other holders of Equity Interests of the Company or any Subsidiary; and

(xvii) transactions pursuant to the Permitted Foreign Restructuring.

SECTION 6.08. Business of the Company and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Company or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Subordinated Notes or any Permitted Debt Securities, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Subordinated Notes or any Permitted Debt Securities (except for Refinancings permitted by Section 6.01(l)), except for (A) payments of regularly scheduled interest, (B) with respect to Permitted Debt Securities or the Senior Subordinated Notes, payments made solely with the proceeds from the issuance of Equity Interests or from equity contributions and (C) with respect to the Senior Subordinated Notes, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (1) purchases and redemptions of Senior Subordinated Notes in an amount not to exceed U.S.$50.0 million and (2) up to an additional U.S.$50.0 million of purchases and redemptions of Senior Subordinated Notes so long as, after giving effect to any such purchases and redemptions, the Leverage Ratio shall be less than 2.50:1.00 calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Senior Subordinated Note or any Permitted Debt Securities, any Permitted Receivables Document or any agreement (including any Senior Subordinated Notes Document or any document relating to any Permitted Debt Securities) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by applicable law;

(ii) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(iii) contractual encumbrances or restrictions in effect on the Closing Date under (x) any Senior Subordinated Note Document or (y) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(iv) restrictions imposed by any Permitted Debt Securities that are customary for such Permitted Debt Securities and are no more restrictive than the restrictions set forth in this Agreement;

(v) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(vii) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(viii) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(ix) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(x) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(xii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

SECTION 6.10. Capital Expenditures. Permit the Company or its Subsidiaries to make any Capital Expenditure, except that:

(a) The Company and its Subsidiaries may make Capital Expenditures so long as during any fiscal year the aggregate amount thereof does not exceed U.S.$25.0 million.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any fiscal year of the Company pursuant to Section 6.10(a) is less than U.S.$25.0 million, the amount of such difference may be carried forward and used to make Capital Expenditures in the two (2) succeeding fiscal years; provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this paragraph (b) shall in no event exceed an amount equal to 50% of the amount set forth in Section 6.10(a) for such fiscal year.

SECTION 6.11. Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2010, of (i) EBITDA to (ii) Cash Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

SECTION 6.12. Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2010, of (i) Consolidated Net Debt to (ii) EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.25 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

SECTION 6.13. Swap Agreements. Enter into any Swap Agreement, other than (a) any Swap Agreement required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.14. Designated Senior Debt. Designate any Indebtedness of the Company or any of the Subsidiaries other than (i) the Obligations hereunder and (ii) senior Permitted Debt Securities as “Designated Senior Indebtedness” under, and as defined in, the Senior Subordinated Notes Indenture or as “senior indebtedness” or “designated senior indebtedness” or words of similar import under and in respect of any other indenture, agreement or instrument under which any other Subordinated Indebtedness is outstanding.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by any Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by such Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b)

above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to any Borrowers), 5.05(a), 5.08, 5.10(c) or in Article VI;

(e) default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrowers;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of the Subsidiaries, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the Subsidiaries or for a substantial part of the property or assets of the Company or any of the Subsidiaries or (iii) the winding-up or liquidation of the Company or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) (1) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the Subsidiaries or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (2) a Foreign Borrower Insolvency Event shall occur;

(j) the failure by the Company or any Subsidiary to pay one or more final judgments aggregating in excess of U.S.$15.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of thirty (30)

consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by the Company or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Company and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Company or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the liens, or (iii) the Guarantees pursuant to the Security Documents by the Borrowers or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrowers or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Company described in paragraph (h), (i) or (l) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Secured Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Company described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Secured Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Company most recently ended, have assets with a value in excess of 2.5% of the Consolidated Total Assets or 2.5% of total revenues of the Company and its Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and the Issuing Bank hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.06, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.18; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to either Borrower, to it at c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125, Attention: Michael F. Biehl, Chief Financial Officer (Telecopy No. (440) 753-1491) (e-mail: michael.biehl@chart-ind.com);

(ii) if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Muoy Lim (Telecopy No. (888) 292-9544) (e-mail: jpm.agency.servicing.2@jpmchase.com) and (B) in the case of Borrowings by the Foreign Borrower or Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Sue Dalton (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Muoy Lim (Telecopy No. (888) 292-9544) (e-mail: jpm.agency.servicing.2@jpmchase.com);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Stacy Slaton (Telecopy No. (312) 732-2729) (e-mail: stacy.l.slaton@jpmchase.com);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603, Attention of Muoy Lim (Telecopy No. (888) 292-9544) (e-mail: jpm.agency.servicing.2@jpmchase.com); and

(v) If to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent and the Issuing Bank; provided that no consent of the Administrative Agent or the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S.$1.0 million in the aggregate, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5.0 million, in the case of assignments under the Revolving Facility and U.S.$1.0 million, in the case of assignments under the Term Loan Facility unless the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of U.S.$3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Administrative Agent and provided further that only one such fee shall be payable in connection with contemporaneous assignments to related Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.05(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which shall not be unreasonably withheld). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In case of assignment, transfer or novation by any existing Lender to a new Lender or Participant of all or any part of its rights and obligations under any of the Loan Documents, such existing Lender and the new Lender or Participant, as applicable, shall agree that, for the purposes of Article 1278 of the Luxembourg Civil Code (to the extent applicable), the security created under the Security Documents, securing the rights assigned, transferred or novated thereby, will be preserved for the benefit of the new Lender or Participant, as applicable.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Sidley Austin LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented allocated costs of internal counsel for the Administrative Agent, the Issuing Bank or any Lender).

(b) The Borrowers agree to indemnify the Administrative Agent, the Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Company or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials, regardless of when occurring, at, under, on or from any Property, any property owned, leased or operated by any predecessor of the Company or any of its Subsidiaries, or any property at which the Company or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any Borrower’s failure to pay any such amount shall not relieve any Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

(f) This Section 9.05 shall not apply to Taxes.

SECTION 9.06. Right of Set-off. Subject to Sections 2.24 and 9.22, if an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of any Loan Party or any other Domestic Subsidiary, against any and all Secured Obligations, now or hereafter existing under this Agreement or any other Loan Document held by such

Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and the Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or the Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to a New Term Loan Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent, as applicable, and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), or

(vi) release all or substantially all the Collateral or release any Subsidiary Loan Party from its Guarantee under a Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers (a) to add one or more additional credit facilities (in addition to New Term Loans as provided in Section 2.20) to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such

Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to (i) integrate any New Term Commitments or New Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable and (ii) cure any ambiguity, omission, mistake, defect or inconsistency, to the extent such cure could not reasonably be expected to have a material adverse effect on the Lenders.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or the Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or the Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or the Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Borrower at the address specified for the Loan Parties in Section 9.01(a). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, the Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to the Borrowers and the other Loan Parties furnished to it by or on behalf of the Borrowers or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, the Issuing Bank or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender, the Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Company or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 9.17. [Intentionally Omitted].

SECTION 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party (other than the Equity Interests of the Company) or any of its assets to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Borrower and at such Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not a Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by any Borrower and at such Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of any Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19. U.S. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

SECTION 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s principal office in London at 11:00 a.m. (London time) on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 9.21. Termination or Release. The Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and a Domestic Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released, in each case in accordance with Section 7.14 of the Collateral Agreement.

SECTION 9.22. Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a) (i) no more than 65% of the issued and outstanding Equity Interests of (x) any Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall be pledged or similarly hypothecated to guarantee, secure or support any Obligation of any Loan Party;

(ii) no Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall guarantee or support any Obligation of any Loan Party;

(iii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations under Section 957 of the Code (including indirectly by way of an offset or otherwise) which security or similar interests guarantees or supports any Obligation of any Loan Party; and

(b) no Subsidiary shall guarantee or support any Obligation of any Loan Party if such guarantee or support would contravene the Agreed Security Principles.

The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.22 shall be void ab initio.

ARTICLE X

COMPANY GUARANTEE

In order to induce the Lenders to extend credit to the Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations. The Company further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

The Company waives presentment to, demand of payment from and protest to any Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Loan Party or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Loan Party or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Loan Party or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Loan Party or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Loan Party to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Loan Party or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Loan Party or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Loan Party by virtue hereof, upon the failure of any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all Secured Obligations owed by such Loan Party to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Secured Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CHART INDUSTRIES, INC., as the Company

By:	/s/ Michael F. Biehl
Name:	Michael F. Biehl
Title:	Executive Vice President and Chief Financial
Officer

CHART INDUSTRIES LUXEMBOURG S.À R.L., as the Foreign Borrower

By:	/s/ Ivo Kustura
	Name:	Ivo Kustura
	Title:	Class A Director

By:	/s/ Michael F. Biehl
Name:	Michael F. Biehl
Title:	Class B Director

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:	/s/ Henry W. Centa
	Name:	Henry W. Centa
	Title:	Senior Vice President

RBS CITIZENS, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By:	/s/ Patrick F. Dunphy
	Name:	Patrick F. Dunphy
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By:	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By:	/s/ Jeffrey A. White
	Name:	Jeffrey A. White
	Title:	Vice President

BANK OF AMERICA, N.A., individually as a Lender and as Documentation Agent

By:	/s/ Matthew Buzzelli
	Name:	Matthew Buzzelli
	Title:	Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Roy C. Lanctot
	Name:	Roy C. Lanctot
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Frank M. Eassa
	Name:	Frank M. Eassa
	Title:	Assistant VP, Commercial Banking

FIRSTMERIT BANK, N.A., as a Lender

By:	/s/ Robert G. Morlan
	Name:	Robert G. Morlan
	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Jeffrey Sullivan
	Name:	Jeffrey Sullivan
	Title:	Vice President

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Tricia L. Balser
	Name:	Tricia L. Balser
	Title:	Vice President

Schedule 2.01

COMMITMENTS

Name of Lender	Revolving Facility Commitment ($)	Term Loan Commitment ($)	Total Commitment ($)

JPMorgan Chase Bank, N.A.	$23,625,000	$11,375,000	$35,000,000

RBS Citizens, National Association	$18,900,000	$9,100,000	$28,000,000

U.S. Bank National Association	$18,900,000	$9,100,000	$28,000,000

Wells Fargo Bank, National Association	$18,900,000	$9,100,000	$28,000,000

Bank of America, N.A.	$13,500,000	$6,500,000	$20,000,000

Fifth Third Bank	$13,500,000	$6,500,000	$20,000,000

HSBC Bank USA, National Association	$13,500,000	$6,500,000	$20,000,000

FirstMerit Bank, N.A.	$4,725,000	$2,275,000	$7,000,000

The Northern Trust Company	$4,725,000	$2,275,000	$7,000,000

TriState Capital Bank	$4,725,000	$2,275,000	$7,000,000

TOTAL COMMITMENTS	$135,000,000	$65,000,000	$200,000,000